Consent of Independent registered public accounting firm

We hereby consent to the incorporation by reference in this registration statement on form S-8 of CAE Inc. of our report dated May 31, 2022 relating to the consolidated financial statements and effectiveness of internal control over financial reporting of CAE Inc., which appears in Exhibit 99.2 of CAE Inc.’s Annual Report on form 40-F for the year ended March 31, 2022.

/s/PricewaterhouseCoopers LLP

Montreal, Quebec
Canada

October 7, 2022
PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l.
1250 René-Lévesque Boulevard West, Suite 2500, Montreal, Quebec, Canada H3B 4Y1
T: +1 514 205 5000, F: +514 867 1502, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., an Ontario limited liability partnership, which is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity.